NEWS RELEASE

February 11, 2020

NCR Announces Fourth Quarter and Full Year 2019 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2019. Fourth quarter, full year and other recent highlights include:

•	Fourth quarter revenue of $1.89 billion, up 5% as reported and up 6% constant currency

•	Fourth quarter GAAP diluted EPS of $2.67; Fourth quarter Non-GAAP diluted EPS of $0.85

•	Full year revenue of $6.92 billion, up 8% as reported and up 10% constant currency

•	Full year GAAP diluted EPS of $3.71; Full year Non-GAAP diluted EPS of $2.81

•	Full year cash from operations of $628 million; Full year free cash flow of $275 million

•	Completed acquisition of Zynstra to further enhance our next generation store architecture

•	2020 guidance announced

“Our fourth quarter results marked a strong finish to the year for NCR where we consistently delivered our revenue and earnings commitments,” said Michael Hayford, President and Chief Executive Officer. “This past year we strengthened our recurring revenue capabilities through our strategic growth platforms, began integrating our payments processing solution and generated year-over-year sales growth in each of our segments. We entered 2020 with strong momentum to accelerate our transition to a software and services-led enterprise and an as-a-Service company. The entire NCR team is aligned behind “NCR as-a-Service” as we look to move closer to our customers and elevate our agility and response to market dynamics. We believe these next steps will further position NCR for sustainable long-term growth as we deliver increased value to customers and help them provide differentiated experiences across their stores, restaurants and self-service banking platforms.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

Fourth Quarter 2019 Operating Results

Revenue
Fourth quarter revenue of $1,886 million was up 5% year-over-year. Foreign currency fluctuations had an unfavorable impact on the revenue comparison of 1%. The following table shows revenue for the fourth quarter:

$ in millions	Q4 2019	Q4 2018	% Change	% Change Constant Currency
Banking	$944	$942	—%	2%
Retail	609	556	10%	10%
Hospitality	232	222	5%	5%
Other	101	81	25%	25%
Total Revenue	$1,886	$1,801	5%	6%

Software	$533	$502	6%	6%
Services	673	633	6%	7%
Hardware	680	666	2%	4%
ATM	347	367	(5%)	(3%)
SCO/POS	333	299	11%	11%
Total Revenue	$1,886	$1,801	5%	6%

Recurring Revenue	$812	$754	8%	8%

Banking revenue increased slightly due to growth in software and services partially offset by a 5% decline in ATM hardware revenue. Despite the decline in ATM hardware revenue in the fourth quarter of 2019, full year Banking revenue increased compared to the prior year period. Foreign currency fluctuations had an unfavorable impact of 2% on the revenue comparison.

Retail revenue increased 10% driven by growth in payments, self-checkout and services revenue. Foreign currency fluctuations had no impact on the revenue comparison.

Hospitality revenue increased 5% driven by higher cloud, payments and point-of-sale revenue. Foreign currency fluctuations had no impact on the revenue comparison.

Gross Margin
Fourth quarter gross margin of $532 million increased from $442 million in the prior year period. Gross margin rate was 28.2%, up from 24.5%. Fourth quarter gross margin (non-GAAP) of $541 million increased from $495 million in the prior year period. Gross margin rate (non-GAAP) was 28.7%, up from 27.5%. The increases in gross margin rate were driven by growth in payments due to a full quarter included the current year period from the Jetpay acquisition which closed in December of 2018 as well as improved hardware profitability.

Operating Expenses
Fourth quarter operating expenses of $350 million decreased from $379 million in the prior year period.  The decrease in operating expenses was primarily due to restructuring and transformation expenses of $77 million incurred during the fourth quarter of 2018. Fourth quarter operating expenses (non-GAAP) of $324 million increased from $281 million in the prior year period. The increase in operating expenses (non-GAAP) was primarily due to higher employee-related and real estate costs.

Operating Income
Fourth quarter income from operations of $182 million increased from income from operations of $63 million in the prior year period. The increase in income from operations was due to less restructuring and transformation expenses incurred during the fourth quarter of 2019 compared to the prior year. Fourth quarter operating income (non-GAAP) of $217 million increased slightly from $214 million in the prior year period.

Other Expense/Income
Fourth quarter other expense of $99 million increased from $3 million in the prior year period. The pension mark-to-market adjustment was expense of $75 million in the fourth quarter of 2019 compared to income of $45 million in the fourth quarter of 2018. Additionally, fourth quarter other expense in 2019 included a $37 million gain from entity liquidations. Fourth quarter other expense (non-GAAP) of $60 million increased from $48 million in the prior year period. The increase was primarily due to higher interest expense.

Income Tax Expense/Benefit
Fourth quarter income tax was a benefit of $301 million compared to expense of $93 million in the prior year period. The fourth quarter effective income tax rate was (363)% compared to 155% in the prior year period. The income tax benefit was primarily due to the establishment of deferred tax assets from the transfer of certain intangible assets among our wholly-owned subsidiaries as well as a valuation allowance release. The prior year period included the impact of U.S. tax reform.

Fourth quarter income tax expense (non-GAAP) of $34 million decreased from $40 million in the prior year period. The fourth quarter effective income tax rate (non-GAAP) was 21.7% compared to 24.1% in the prior year period. The decrease in income tax expense (non-GAAP) was primarily due to favorable audit settlements in the current year and mix of earnings.

Net Income/Loss from Continuing Operations Attributable to NCR
Fourth quarter net income from continuing operations attributable to NCR of $384 million increased from net loss from continuing operations of $33 million in the prior year period. Fourth quarter net income from continuing operations attributable to NCR (non-GAAP) of $123 million decreased from $126 million in the prior year period.

Cash Flow
Fourth quarter cash provided by operating activities of $402 million decreased from cash provided by operating activities of $409 million in the prior year period. Free cash flow was $296 million in the fourth quarter of 2019 as compared to free cash flow of $317 million in the fourth quarter of 2018 driven by changes in working capital.

Full Year 2019 Operating Results

Full year 2019 revenue of $6,915 million was up 8% from 2018. Foreign currency fluctuations had an unfavorable impact of 2% on the revenue comparison. The following table shows revenue for the full year:

$ in millions	FY 2019	FY 2018	% Change	% Change Constant Currency
Banking	$3,512	$3,183	10%	13%
Retail	2,217	2,097	6%	7%
Hospitality	843	817	3%	4%
Other	343	308	11%	13%
Total Revenue	$6,915	$6,405	8%	10%

Software	$2,008	$1,912	5%	6%
Services	2,520	2,460	2%	5%
Hardware	2,387	2,033	17%	20%
ATM	1,263	979	29%	33%
SCO/POS	1,124	1,054	7%	8%
Total Revenue	$6,915	$6,405	8%	10%

Recurring Revenue	$3,145	$2,970	6%	8%

Full year 2019 GAAP diluted EPS of $3.71 was up from $(0.72) in 2018. Full year diluted EPS (non-GAAP) of $2.81 was up from $2.62 in 2018.

Full year 2019 cash provided by operating activities was $628 million and full year free cash flow was $275 million.

Transformation Initiatives
In 2019, we successfully executed our spend optimization program to drive cost savings through operational efficiencies and achieved $100 million of savings. This initiative created efficiencies in our corporate functions, reduced spend in the non-strategic areas and limited discretionary spending. We incurred a pre-tax charge of $58 million in 2019 with a cash impact of $44 million.

In 2020, as we execute our transition to NCR as-a-Service, our efforts are centered around improving our organizational design and driving improved efficiencies. The primary areas of focus include our offerings, go to market strategy and support and delivery model. We expect to achieve $90 million annualized run-rate savings by the end of 2020 with $40 million of realized savings in 2020.

Full Year 2020 Outlook

In 2020, our revenue guidance is approximately 0% to 1%. Our non-GAAP diluted earnings per share guidance is $2.75 to $2.85. Non-GAAP diluted earnings per share guidance assumes an effective tax rate of 23% to 24% for 2020 compared to 21% in 2019. Our adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) is expected to be $1.06 billion to $1.10 billion. Additionally, we expect cash flow from operations to be $640 million to $735 million and free cash flow to be $250 million to $300 million. Our guidance includes the impact of our strategic shift to increase recurring revenue, which has a negative impact on our guidance for 2020.

With respect to our non-GAAP diluted earnings per share and Adjusted EBITDA guidance, we do not provide a reconciliation to the respective GAAP measures because we are unable to predict with reasonable certainty the reconciling items that may affect GAAP net income from continuing operations and GAAP earnings per share without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. Refer to the heading "Non-GAAP Financial Measures" for additional information regarding our use of non-GAAP financial measures.

2019 Fourth Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (ET) to discuss the fourth quarter and full year 2019 results and guidance for full year 2020. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 2736619.

More information on NCR’s Q4 2019 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR's transformation initiatives in 2020 including cost efficiencies and their expected impact; NCR’s financial guidance and outlook (including the section entitled “Full Year 2020 Outlook” and the table entitled "Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP))”; execution of NCR's recurring revenue strategy and accelerated growth including its transformation to an as-a-Service company; NCR’s focus on strategic growth platforms; the impact of the acquisition of Zynstra on our Retail and Hospitality segments; NCR’s expected areas of focus to drive growth and create long-term stockholder value; NCR’s expected free cash flow generation and capital allocation strategy; earnings per share; and the effective tax rate in 2020. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand and pricing for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; our ability to generate accurate forecasts of product demand and to engage third-party suppliers appropriately to meet that demand, including the on-boarding of new or additional suppliers or disruptions in our supply chain due to the Wuhan coronavirus; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new global tax legislation, modified or new global or regional trade agreements, the execution of the United Kingdom's exit from the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the impact of our indebtedness and its terms on our financial and operating activities; the transformation of our business model and our ability to sell higher-margin software and services; the possibility of disruptions in or problems with our data center hosting facilities; cybersecurity risks and compliance with data privacy and protection requirements; our ability to successfully introduce new solutions and compete in the information technology industry; our ability to improve execution in our sales and services organizations; defects or errors in our products; manufacturing disruptions, including those caused by or related to outsourced manufacturing; collectability difficulties in subcontracting relationships in certain geographical markets; the historical seasonality of our sales; foreign currency fluctuations; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; the success of our restructuring plans and cost reduction initiatives; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below, except for non-GAAP diluted earnings per share and Adjusted EBITDA guidance as noted under the 'Full Year 2020 Outlook' heading above.

Use of Certain Terms

Recurring revenue means revenue for products and services under contract for which revenue is recognized over time.

Reconciliation of Gross Margin (GAAP) to Gross Margin (Non-GAAP)

$ in millions	Q4 2019	Q4 2018
Gross Margin (GAAP)	$532	$442
Transformation and restructuring costs	2	48
Acquisition-related amortization of intangibles	7	5
Gross Margin (Non-GAAP)	$541	$495

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (Non-GAAP)

	Q4 2019	Q4 2018
Gross Margin Rate (GAAP)	28.2%	24.5%
Transformation and restructuring costs	0.1%	2.7%
Acquisition-related amortization of intangibles	0.4%	0.3%
Gross Margin Rate (Non-GAAP)	28.7%	27.5%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (Non-GAAP)

$ in millions	Q4 2019	Q4 2018
Operating Expenses (GAAP)	$350	$379
Transformation and restructuring costs	(9)	(77)
Acquisition-related amortization of intangibles	(15)	(16)
Acquisition-related costs	(2)	(5)
Operating Expenses (Non-GAAP)	$324	$281

Reconciliation of Income from Operations (GAAP) to Operating Income (Non-GAAP)

$ in millions	Q4 2019	Q4 2018
Income (Loss) from Operations (GAAP)	$182	$63
Transformation and restructuring costs	11	125
Acquisition-related amortization of intangibles	22	21
Acquisition-related costs	2	5
Operating Income (Non-GAAP)	$217	$214

Reconciliation of Other Expense (GAAP) to Other Expense (Non-GAAP)

$ in millions	Q4 2019	Q4 2018
Other Expense (GAAP)	$(99)	$(3)
Debt refinancing	1	—
Internal reorganization and IP transfer	(37)	—
Pension mark-to-market adjustments	75	(45)
Other Expense (Non-GAAP)	$(60)	$(48)

Reconciliation of Income Tax (Benefit) Expense (GAAP) to Income Tax Expense (Non-GAAP)

$ in millions	Q4 2019	Q4 2018
Income Tax (Benefit) Expense (GAAP)	$(301)	$93
Transformation and restructuring costs	3	29
Acquisition-related amortization of intangibles	5	3
Acquisition-related costs	—	1
Pension mark-to-market adjustments	9	(1)
Impact of U.S. tax reform	—	(85)
Debt refinancing	1	—
Valuation allowance release & other tax adjustments	53	—
Internal reorganization & IP transfer	264	—
Income Tax Expense (Non-GAAP)	$34	$40

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)

$ in millions	Q4 2019	Q4 2018
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$384	$(33)
Transformation and restructuring costs	8	96
Acquisition-related amortization of intangibles	17	18
Acquisition-related costs	2	4
Pension mark-to-market adjustments	66	(44)
Internal reorganization & IP transfer	(301)	—
Impact of U.S. tax reform	—	85
Debt refinancing	—	—
Valuation allowance release & other tax adjustments	(53)	—
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$123	$126

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q4 2019	Q4 2018	FY 2019	FY 2018
Diluted Earnings Per Share (GAAP) (1)	$2.67	$(0.39)	$3.71	$(0.72)
Transformation & restructuring costs	0.06	0.64	0.29	1.21
Goodwill & long-lived asset impairment charges	—	—	—	1.16
Acquisition-related amortization of intangibles	0.12	0.12	0.45	0.45
Acquisition-related costs	0.01	0.03	0.03	0.03
Pension mark-to-market adjustments	0.46	(0.29)	0.44	(0.29)
Impact of U.S. tax reform	—	0.57	—	0.30
Debt refinancing	—	—	0.03	—
Valuation allowance release & other tax adjustments	(0.37)	—	(0.52)	—
Internal reorganization & IP transfer	(2.09)	—	(2.00)	—
Diluted Earnings Per Share (Non-GAAP) (1)	$0.85	$0.84	$2.81	$2.62

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (Non-GAAP)

$ in millions	Q4 2019	Q4 2018	FY 2019	2020 Guidance
Net cash used by operating activities	$402	$409	$628	$640 - $735
Total capital expenditures	(109)	(79)	(329)	$350 - $375
Net cash provided by (used in) discontinued operations	3	(13)	(24)	$40 - $60
Free cash flow	$296	$317	$275	$250 - $300

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (Non-GAAP)

	Three months ended December 31, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (Non-GAAP)
Banking	—%	(2)%	2%
Retail	10%	—%	10%
Hospitality	5%	—%	5%
Other	25%	—%	25%
Total Revenue	5%	(1)%	6%

	For the year ended December 31, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (Non-GAAP)
Banking	10%	(3)%	13%
Retail	6%	(1)%	7%
Hospitality	3%	(1)%	4%
Other	11%	(2)%	13%
Total Revenue	8%	(2)%	10%

	Three months ended December 31, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Software	6%	—%	6%
Services	6%	(1)%	7%
Hardware	2%	(2)%	4%
ATM	(5)%	(2)%	(3)%
SCO/POS	11%	—%	11%
Total Revenue	5%	(1)%	6%

	For the year ended December 31, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (Non-GAAP)
Software	5%	(1)%	6%
Services	2%	(3)%	5%
Hardware	17%	(3)%	20%
ATM	29%	(4)%	33%
SCO/POS	7%	(1)%	8%
Total Revenue	8%	(2)%	10%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended December 31
	Three Months		Twelve Months
	2019	2018	2019	2018
Revenue
Products	$766	$756	$2,681	$2,341
Services	1,120	1,045	4,234	4,064
Total Revenue	1,886	1,801	6,915	6,405
Cost of products	599	644	2,146	1,988
Cost of services	755	715	2,848	2,742
Total gross margin	532	442	1,921	1,675
% of Revenue	28.2%	24.5%	27.8%	26.2%
Selling, general and administrative expenses	276	273	1,051	1,005
Research and development expenses	74	62	259	252
Asset impairment charges	—	44	—	227
Income (loss) from operations	182	63	611	191
% of Revenue	9.7%	3.5%	8.8%	3.0%
Interest expense	(54)	(43)	(197)	(168)
Other expense, net	(45)	40	(73)	16
Total other expense, net	(99)	(3)	(270)	(152)
Income (loss) from continuing operations before income taxes	83	60	341	39
% of Revenue	4.4%	3.3%	4.9%	0.6%
Income tax expense (benefit)	(301)	93	(273)	73
Income (loss) from continuing operations	384	(33)	614	(34)
Loss from discontinued operations, net of tax	(35)	(14)	(50)	(52)
Net income (loss)	349	(47)	564	(86)
Net income (loss) attributable to noncontrolling interests	—	—	—	2
Net income (loss) attributable to NCR	$349	$(47)	$564	$(88)
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$384	$(33)	$614	$(36)
Dividends on convertible preferred stock	(6)	(13)	(110)	(49)
Income (loss) from continuing operations attributable to NCR common stockholders	378	(46)	504	(85)
Loss from discontinued operations, net of tax	(35)	(14)	(50)	(52)
Net income (loss) attributable to NCR common stockholders	$343	$(60)	$454	$(137)
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$2.96	$(0.39)	$4.13	$(0.72)
Diluted (1)	$2.67	$(0.39)	$3.71	$(0.72)
Net income (loss) per common share
Basic	$2.69	$(0.51)	$3.72	$(1.16)
Diluted (1)	$2.43	$(0.51)	$3.36	$(1.16)
Weighted average common shares outstanding
Basic	127.6	118.6	122.1	118.4
Diluted (1)	143.9	118.6	145.2	118.4

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended December 31
	Three Months				Twelve Months
	2019	2018	% Change	% Change Constant Currency	2019	2018	% Change	% Change Constant Currency
Revenue by segment
Banking	$944	$942	—%	2%	$3,512	$3,183	10%	13%
Retail	609	556	10%	10%	2,217	2,097	6%	7%
Hospitality	232	222	5%	5%	843	817	3%	4%
Other	101	81	25%	25%	343	308	11%	13%
Total Revenue	$1,886	$1,801	5%	6%	$6,915	$6,405	8%	10%
Operating income by segment
Banking	$144	$132			$514	$412
Banking operating income margin %	15.3%	14.0%			14.6%	12.9%
Retail	42	37			144	142
Retail operating income margin %	6.9%	6.7%			6.5%	6.8%
Hospitality	17	32			56	85
Hospitality operating income margin %	7.3%	14.4%			6.6%	10.4%
Other	14	13			44	49
All Other operating income margin %	13.9%	16.0%			12.8%	15.9%
Subtotal-segment operating income	$217	$214			$758	$688
Total Revenue operating income margin %	11.5%	11.9%			11.0%	10.7%
Other adjustments (1)	35	151			147	497
Total income from operations	$182	$63			$611	$191

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended December 31
	Three Months		Twelve Months
In millions	2019	2018	2019	2018
Transformation and restructuring costs	$11	$125	$58	$223
Asset impairment charges	—	—	—	183
Acquisition-related amortization of intangible assets	22	21	86	85
Acquisition-related costs	2	5	3	6
Total other adjustments	$35	$151	$147	$497

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$509	$388	$464
Accounts receivable, net	1,490	1,487	1,356
Inventories	784	865	806
Other current assets	361	416	397
Total current assets	3,144	3,156	3,023
Property, plant and equipment, net	413	382	359
Goodwill	2,832	2,754	2,692
Intangibles, net	607	549	595
Operating lease assets	391	397	—
Prepaid pension cost	178	153	140
Deferred income taxes	821	488	448
Other assets	601	572	504
Total assets	$8,987	$8,451	$7,761
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$282	$208	$185
Accounts payable	840	800	897
Payroll and benefits liabilities	308	260	238
Contract liabilities	502	513	461
Other current liabilities	606	565	501
Total current liabilities	2,538	2,346	2,282
Long-term debt	3,277	3,422	2,980
Pension and indemnity plan liabilities	858	763	759
Postretirement and postemployment benefits liabilities	111	121	118
Income tax accruals	92	95	91
Operating lease liabilities	369	378	—
Other liabilities	240	195	259
Total liabilities	7,485	7,320	6,489
Redeemable noncontrolling interests	—	11	14
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.4, 0.4 and 0.9 shares issued and outstanding as of December 31, 2019, September 30, 2019 and December 31, 2018, respectively; redemption amount and liquidation preference of $399, $394 and $871 as of December 31, 2019, September 30, 2019 and December 31, 2018, respectively	395	389	859
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2019, September 30, 2019 and December 31, 2018, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 127.7, 127.4 and 118.7 shares issued and outstanding as of December 31, 2019, September 30, 2019 and December 31, 2018, respectively	1	1	1
Paid-in capital	312	269	34
Retained earnings	1,060	717	606
Accumulated other comprehensive loss	(269)	(261)	(246)
Total NCR stockholders' equity	1,104	726	395
Noncontrolling interests in subsidiaries	3	5	4
Total stockholders' equity	1,107	731	399
Total liabilities and stockholders' equity	$8,987	$8,451	$7,761

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended December 31
	Three Months		Twelve Months
	2019	2018	2019	2018
Operating activities
Net income	$349	$(47)	$564	$(86)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	35	14	50	52
Depreciation and amortization	84	81	333	330
Stock-based compensation expense	31	17	107	72
Deferred income taxes	(320)	29	(355)	14
Gain on sale of property, plant and equipment	—	—	(6)	(2)
Impairment of long-lived and other assets	2	46	2	239
Changes in assets and liabilities:
Receivables	10	(53)	(144)	(155)
Inventories	83	112	5	(70)
Current payables and accrued expenses	48	167	(20)	198
Contract liabilities	(6)	23	31	(13)
Employee benefit plans	72	(42)	59	(60)
Other assets and liabilities	14	62	2	53
Net cash provided by operating activities	402	409	628	572
Investing activities
Expenditures for property, plant and equipment	(38)	(39)	(91)	(143)
Proceeds from sales of property, plant and equipment	—	—	11	3
Additions to capitalized software	(71)	(40)	(238)	(170)
Business acquisitions, net	(117)	(206)	(203)	(206)
Net change in funds held for clients	(13)	—	(15)	—
Other investing activities, net	4	—	9	(4)
Net cash used in investing activities	(235)	(285)	(527)	(520)
Financing activities
Short term borrowings, net	(4)	(8)	—	(1)
Payments on term credit facilities	(2)	—	(761)	(51)
Borrowings on term credit facility	400	—	750	—
Payments on revolving credit facilities	(1,137)	(800)	(3,216)	(2,233)
Borrowings on revolving credit facilities	1,076	845	3,535	2,453
Payments of senior unsecured notes	(400)	—	(900)	—
Proceeds from issuance of senior unsecured notes	—	—	1,000	—
Debt issuance costs	(4)	—	(32)	—
Repurchase of Series A Preferred Stock	—	—	(302)	—
Repurchases of Common Stock	—	—	(96)	(210)
Proceeds from employee stock plans	4	4	16	20
Purchase of non-controlling interest	(3)	—	(3)	—
Tax withholding payments on behalf of employees	—	(6)	(29)	(36)
Net change in client funds obligations	13	—	15	—
Other financing activities	(7)	—	(8)	—
Net cash used in financing activities	(64)	35	(31)	(58)
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	3	(13)	(24)	(36)
Effect of exchange rate changes on cash and cash equivalents	1	(13)	(6)	(25)
Decrease in cash, cash equivalents, and restricted cash	107	133	40	(67)
Cash, cash equivalents and restricted cash at beginning of period	409	343	476	543
Cash, cash equivalents, and restricted cash at end of period	$516	$476	$516	$476